UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 9, 2017

RTI SURGICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-31271	59-3466543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11621 Research Circle, Alachua, Florida		32615
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (386) 418-8888 not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events

On November 9, 2017, RTI Surgical, Inc. (the “Company”) received a warning letter from the United States Food and Drug Administration (the “FDA”) resulting from the FDA’s inspection of the Company’s facility in Alachua, Florida in April 2017 (the “Warning Letter”). The Warning Letter relates to the processes used in the manufacture of map3® Cellular Allogeneic Bone Graft Product (“map3® Allograft”) and the FDA’s views with respect to map3® Allograft’s regulatory classification. The Company takes the matters identified in the Warning Letter seriously and is in the process of preparing a response to the Warning Letter. The Warning Letter is not directed to any of the Company’s other processes or products. The Company intends to respond fully to the issues raised by the FDA and to work diligently and expeditiously to resolve such issues. Meanwhile, the Warning Letter does not restrict the production, marketing, or distribution of map3® Allograft. The Company stands firmly confident in the quality of map3® Allograft, as supported by its exemplary record of both safety and efficacy.

In the Warning Letter, the FDA asserts that map3® Allograft is not regulated solely as a human cell, tissue, and cellular and tissue-based product (HCT/P) under Section 361 of the PHS Act and the regulations in 21 CFR Part 1271, but that it is also subject to certain regulations applicable to drug and biological products that the Company’s current production of map3® Allograft does not fully satisfy. The Company continues to believe that map3® Allograft meets the definition of, and may be regulated solely as, an HCT/P under Section 361 of the PHS Act, and that its manufacture and processing therefore has conformed, and continues to conform, to the FDA’s Good Tissue Practice regulations applicable to such products. As part of its response to the Warning Letter, the Company plans to provide the FDA with the Company’s rationale as to why map3® Allograft should be regulated solely as an HCT/P under Section 361 of the PHS Act and why its processes presently conform to applicable FDA regulations.

The Warning Letter also notes certain observations, including observations the FDA believes were inadequately addressed by the Company’s response to a Form 483 issued by the FDA following its April 2017 inspection of the Company’s Alachua, Florida facility (the “Form 483”). The Warning Letter does, however, acknowledge actions already taken by the Company to address the majority of the observations in the Form 483. The Company continues to take appropriate actions to fully address the remaining observations. Additionally, the Company intends to conduct clinical studies that further confirm the safety and efficacy of map3® Allograft, to which end the Company held a productive and collaborative pre-scheduled meeting with the FDA on November 9, 2017.

The Company cannot, however, give any assurances that the FDA will be satisfied with its response to the Warning Letter or as to the expected date of the resolution of the matters included in the Warning Letter. Until the issues in the Warning Letter are resolved to FDA’s satisfaction, the Company may be subject to legal or regulatory action.

Forward Looking Statements

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. You can identify these statements because they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “look forward,” “strive,” “project,” “intend,” “should,” “plan,” “believe,” “hope,” “enable,” “potential,” and other words and terms of similar meaning in connection with any discussion of, among other things, regulatory actions and approvals and the regulatory environment. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements and to note they speak only as of the date of this report. These risks and uncertainties may include the adverse outcome of FDA inspections, the receipt of FDA clearance and other regulatory approvals and the timeliness of any clearance and approvals. For a further list and description of such risks and uncertainties that could cause our actual results, performance or achievements to materially differ from any anticipated results, performance or achievements, please see our previously filed SEC reports, including those risks set forth in our Annual Report on Form 10-K filed March 13, 2017, and our Quarterly Report on Form 10-Q for the three months ended September 30, 2017, filed November 3, 2017. We disclaim any intention or obligation to update or revise any financial or other projections or other forward-looking statements, whether because of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTI SURGICAL, INC.

Date: November 14, 2017	By:	/s/ Camille Farhat
	Name:	Camille Farhat
	Title:	President and Chief Executive Officer